Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Valerie Haertel	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS SECOND-QUARTER 2014 GAAP-BASIS EPS OF $1.38 ON REVENUE OF $2.60 BILLION

ON AN OPERATING BASIS1, SECOND-QUARTER 2014 EPS WAS $1.39, UP 12% COMPARED TO THE SECOND QUARTER OF 2013, ON REVENUE OF $2.68 BILLION

STRENGTH IN CORE ASSET SERVICING AND ASSET MANAGEMENT REVENUE; UP 7% FROM THE SECOND QUARTER OF 2013

Boston, MA ...July 22, 2014

In announcing today's financial results, Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, "We are pleased with our solid second-quarter revenue growth driven by stronger global equity markets, net new business and the seasonal benefit from securities finance activity."
"We continue to see strong demand for our products and services as evidenced by our second quarter new business wins which were $250 billion in asset servicing and $18 billion in net new assets to be managed. We also have a robust and well-diversified new business pipeline."
"Despite our solid performance, we remain cautious about the overall environment given the continued low levels of interest rates and volatility, and the ongoing pressure of regulatory compliance costs."

"We also continue to prioritize returning capital to our shareholders through dividends and purchases of our common stock. During the second quarter of 2014, we purchased approximately $410 million of our common stock and ended the second quarter with approximately $1.3 billion remaining under our March 2014 common stock purchase program authorizing the purchase of up to $1.7 billion of our common stock through March 31, 2015. We also increased our common stock dividend for the quarter to $0.30 per share."
Second-Quarter 2014 GAAP Results

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Earnings per common share (EPS) of $1.38 increased from $0.81 in the first quarter of 2014 and from $1.24 in the second quarter of 2013. The comparison with the first quarter reflects the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes in the first quarter of 2014, as well as the seasonal increase in second-quarter 2014 securities finance revenue.

•	Net income available to common shareholders of $602 million increased from $356 million in the first quarter of 2014 and from $571 million in the second quarter of 2013.

•	Revenue of $2.60 billion increased from $2.49 billion in the first quarter of 2014 and from $2.56 billion in the second quarter of 2013.

•	Net interest revenue of $561 million increased from $555 million in the first quarter of 2014 and decreased from $596 million in the second quarter of 2013.

•	Expenses of $1.85 billion decreased from $2.03 billion in the first quarter of 2014 and increased from $1.80 billion in the second quarter of 2013.

•	Return on average common shareholders' equity (ROE) of 11.9% increased from 7.2% in the first quarter of 2014 and from 11.3% in the second quarter of 2013.
Second-Quarter 2014 Operating-Basis (Non-GAAP) Results1

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EPS of $1.39 increased from $0.99 in the first quarter of 2014 and increased from $1.24 in the second quarter of 2013. The comparison with the first quarter reflects the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes in the first quarter of 2014, as well as the seasonal increase in second-quarter 2014 securities finance revenue.

•	Net income available to common shareholders of $603 million increased from $433 million in the first quarter of 2014 and from $571 million in the second quarter of 2013.

•	Revenue of $2.68 billion increased from $2.56 billion in the first quarter of 2014 and from $2.58 billion in the second quarter of 2013.

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Net interest revenue of $575 million increased from $572 million in the first quarter of 2014 and decreased from $582 million in the second quarter of 2013. Operating-basis net interest revenue excluded discount accretion on former conduit securities of $28 million, $27 million and $47 million for the second quarter of 2014, the first quarter of 2014, and the second quarter of 2013, respectively. All quarters are presented on a fully taxable-equivalent basis.

•	Expenses of $1.82 billion decreased from $1.92 billion in the first quarter of 2014 and increased from $1.75 billion in the second quarter of 2013.

•	ROE of 11.9% increased from 8.8% in the first quarter of 2014 and from 11.3% in the second quarter of 2013.
Second-Quarter 2014 Highlights

•	New business[2] New asset servicing mandates during the second quarter of 2014 totaled $250 billion and net new assets to be managed were $18 billion.

•	Business Operations and Information Technology Transformation program[3] Remains on track to achieve $575 million to $625 million in annualized pre-tax expense savings by 2015.

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Capital[4] Our tier 1 common ratio as of June 30, 2014, calculated under the advanced approach in conformity with the Basel III final rule, was 12.8%. Our estimated pro forma Basel III tier 1 common ratio as of June 30, 2014, calculated under the standardized approach in conformity with the Basel III final rule, was 11.3%.

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Return of capital to shareholders Purchased approximately $410 million of our common stock at an average price of $65.02 per share and declared a quarterly common stock dividend of $0.30 per share in the second quarter of 2014.

1 Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
2 New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and net new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of these new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as the case may be, as of June 30, 2014. Distribution fees from the SPDR® Gold Exchange-Traded Fund, or ETF, are recorded in brokerage and other fee revenue and not in management fee revenue.
3 Estimated pre-tax expense savings relate only to the Business Operations and Information Technology Transformation program and are based on projected improvement from our total 2010 operating-basis expenses, all else being equal. Our actual total expenses have increased since 2010, and may increase or decrease in the future, due to other factors.
4 Earlier this year, we announced that we had completed our Basel III qualification period. As a result, beginning with the second quarter of 2014, we are required to calculate and disclose our regulatory capital ratios under the advanced approaches framework of the Basel III final rule. Our estimated pro forma Basel III tier 1 common ratio, calculated under the standardized approach, is an estimate, calculated in conformity with the standardized approach in the Basel III final rule. Refer to the “Capital” section of this news release for important information about the Basel III final rule, our calculations of our tier 1 common ratios thereunder, factors that could influence State Street's calculations of its tier 1 common ratios and other information about our capital ratios. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios.

Non-GAAP Financial Measures
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends with respect to State Street's business operations from period to period. Summary results presented on a GAAP basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this news release.
The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating, or non-GAAP, basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights
(Dollars in millions)	Q2 2014	Q1 2014	% Increase (Decrease)	Q2 2013	% Increase (Decrease)
Total revenue[1]	$2,676	$2,559	4.6%	$2,580	3.7%
Total expenses[1]	1,818	1,917	(5.2)	1,753	3.7
Net income available to common shareholders[1]	603	433	39.3	571	5.6
Earnings per common share[1]	1.39	.99	40.4	1.24	12.1
Return on average common equity[1]	11.9%	8.8%	310 bps	11.3%	60 bps
Total assets as of period-end	$282,324	$256,663	10.0%	$227,300	24.2%
Quarterly average total assets	234,664	215,569	8.9	207,694	13.0
Net interest margin[1]	1.12%	1.24%	(12) bps	1.31%	(19) bps
Net unrealized gains (losses) on investment securities, after-tax, as of period-end	$456	$124		$(123)

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q2 2014	Q1 2014	% Increase (Decrease)	Q2 2013	% Increase (Decrease)
Assets under custody and administration[1,2]	$28,400	$27,477	3.4%	$25,742	10.3%
Assets under management[2]	2,480	2,381	4.2	2,146	15.6
Market Indices:
S&P 500® daily average	1,900	1,835	3.5	1,609	18.1
MSCI EAFE® daily average	1,942	1,894	2.5	1,707	13.8
S&P 500® average of month-end	1,923	1,838	4.6	1,612	19.3
MSCI EAFE® average of month-end	1,955	1,896	3.1	1,698	15.1

1 Includes assets under custody of $21,687 billion, $20,996 billion and $18,881 billion, as of June 30, 2014, March 31, 2014 and June 30, 2013, respectively.
2 As of period-end.

Revenue
The following table provides the components of our operating-basis (non-GAAP) revenue1 for the periods noted:

(Dollars in millions)	Q2 2014	Q1 2014	% Increase (Decrease)	Q2 2013	% Increase (Decrease)
Servicing fees	$1,288	$1,238	4.0%	$1,201	7.2%
Management fees	300	292	2.7	277	8.3
Trading services revenue:
Foreign-exchange trading	144	134	7.5	171	(15.8)
Brokerage and other fees[2]	116	119	(2.5)	133	(12.8)
Total trading services revenue	260	253	2.8	304	(14.5)
Securities finance revenue	147	85	72.9	131	12.2
Processing fees and other revenue[1,2,3]	108	113	(4.4)	92	17.4
Total fee revenue[1,2,3]	2,103	1,981	6.2	2,005	4.9
Net interest revenue[1,4]	575	572	0.5	582	(1.2)
Gains (losses) related to investment securities, net	(2)	6	(133.3)	(7)	(71.4)
Total Operating-Basis Revenue[1]	$2,676	$2,559	4.6%	$2,580	3.7%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Brokerage and other fees for the second quarter of 2014 reflect the reclassification of revenue associated with currency management from processing fees and other revenue. Brokerage and other fees and processing fees and other revenue previously reported for the first quarter of 2014 and the second quarter of 2013 have been adjusted for comparative purposes.
3 Processing fees and other revenue for the second quarter of 2014, first quarter of 2014 and second quarter of 2013, presented in the table, included tax-equivalent adjustments of $64 million, $57 million and $34 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $44 million, $56 million and $58 million, respectively.
4 Net interest revenue for the second quarter of 2014, first quarter of 2014 and second quarter of 2013, presented in the table, included tax-equivalent adjustments of $42 million, $44 million and $33 million, respectively, and excluded conduit-related discount accretion of $28 million, $27 million and $47 million, respectively. GAAP-basis net interest revenue for these periods was $561 million, $555 million and $596 million, respectively. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $522 million in interest revenue from July 1, 2014 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds and credit quality.
Servicing fees of $1.29 billion in the second quarter of 2014 increased 4.0% from the first quarter of 2014, primarily due to net new business and stronger global equity markets. Compared to the second quarter of 2013, servicing fees increased 7.2%, due to stronger global equity markets, net new business and the impact of the weaker U.S. dollar.
Management fees of $300 million in the second quarter of 2014 increased 2.7% and 8.3% from the first quarter of 2014 and second quarter of 2013, respectively. The increase in both comparisons periods is primarily due to stronger global equity markets.
Foreign-exchange trading revenue of $144 million increased 7.5% from the first quarter of 2014 due to higher volumes partially offset by lower volatility. Compared to the second quarter of 2013, foreign exchange trading revenue decreased 15.8% due to lower volatility partially offset by higher volumes. Brokerage and other fees of $116 million decreased 2.5% and 12.8% from the first quarter of 2014 and second quarter of 2013, respectively. The decrease in both comparisons reflects lower revenue related to electronic trading.
Securities finance revenue of $147 million in the second quarter of 2014 increased 72.9% from the first quarter of 2014, primarily due to seasonality. Compared to the second quarter of 2013, securities finance revenue increased 12.2%, primarily due to new business in enhanced custody.

Processing fees and other revenue of $108 million in the second quarter of 2014 decreased 4.4% from the first quarter of 2014. Compared to the second quarter of 2013, processing fees and other revenue increased 17.4%, primarily due to higher revenue associated with tax-advantaged investments and a more favorable counterparty valuation adjustment. See notes 1, 2 and 3 to the table above for a description of the presentation of operating-basis processing fees and other revenue.
Net interest revenue of $575 million in the second quarter of 2014 increased 0.5% from the first quarter of 2014. Compared to the second quarter of 2013, net interest revenue decreased 1.2%, primarily due to lower yields on interest-earning assets, partially offset by lower interest expense and a higher level of interest earning assets. See notes 1 and 4 to the table above for a description of the presentation of operating-basis net interest revenue.
Net interest margin, including balances held at the Federal Reserve and other central banks, decreased to 112 basis points in the second quarter of 2014 from 124 basis points in the first quarter of 2014 and from 131 basis points in the second quarter of 2013. Refer to the addendum included with this news release for reconciliations of our net interest margin.
Expenses
The following table provides the components of our operating-basis (non-GAAP)1 expenses for the periods noted:

(Dollars in millions)	Q2 2014	Q1 2014	% Increase (Decrease)	Q2 2013	% Increase (Decrease)
Compensation and employee benefits[1,2]	$974	$1,085	(10.2)%	$917	6.2%
Information systems and communications	244	244	—	235	3.8
Transaction processing services	193	191	1.0	186	3.8
Occupancy	115	114	0.9	114	0.9
Other[1,3]	292	283	3.2	301	(3.0)
Total Operating-Basis Expenses[1]	$1,818	$1,917	(5.2)%	$1,753	3.7%

1 Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
2 Compensation and employee benefits expenses for the second quarter of 2014 and the first quarter of 2014, presented in the table, excluded severance costs of $4 million and $72 million, respectively, related to staffing realignment. GAAP-basis compensation and employee benefits expenses for the second quarter of 2014, first quarter of 2014 and second quarter of 2013 were $978 million, $1,157 million and $917 million, respectively.
3 GAAP-basis other expenses for the second quarter of 2014, first quarter of 2014 and second quarter of 2013 were $292 million, $289 million and $316 million, respectively.
Compensation and employee benefits expenses decreased 10.2% in the second quarter of 2014 from the first quarter of 2014, primarily due to an incremental $146 million, or $0.23 per share, associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes recorded in the first quarter of 2014. Compared to the second quarter of 2013, compensation and employee benefits expenses increased 6.2%, primarily due to new business support, higher incentive compensation, the impact of the weaker U.S. dollar, annual merit increases, and higher regulatory compliance costs, partially offset by savings associated with the Business Operations and Information Technology Transformation program. See notes 1 and 2 to the table above for a description of the presentation of operating-basis compensation and employee benefits expenses for the relevant periods.

Information systems and communications expenses were flat compared with the first quarter of 2014 and increased 3.8% compared to the second quarter of 2013. The increase compared to second quarter of 2013 is primarily related to higher infrastructure costs.
Transaction processing services expenses of $193 million in the second quarter of 2014 increased 1.0% from the first quarter of 2014. Compared to the second quarter of 2013, transaction processing services expenses increased 3.8%, primarily due to higher volumes and higher equity values in the investment servicing business.
Occupancy expenses of $115 million in the second quarter of 2014 increased approximately 1% from both the first quarter of 2014 and the second quarter of 2013. Occupancy expenses in the second quarter of 2014 included a one-time recovery of $5 million.
Other expenses increased 3.2% to $292 million in the second quarter of 2014 from $283 million in the first quarter of 2014, primarily due to higher professional services fees associated with regulatory compliance, partially offset by a $9 million credit associated with Lehman Brothers-related recoveries. Compared to the second quarter of 2013, other expenses decreased 3.0%, primarily due to a $9 million credit associated with Lehman Brothers-related recoveries, and lower legal and sales promotion expenses, partially offset by higher regulatory compliance costs. See notes 1 and 3 to the table above for a description of GAAP-basis other expenses for the relevant periods.
Income Taxes
Our second-quarter 2014 GAAP-basis effective tax rate was 16.6%, down from 20.3% in the first quarter of 2014 and down from 24.0% in the second quarter of 2013. Our second-quarter 2014 operating-basis tax rate was 27.2%, down from 31.2% in the first quarter of 2014 and down from 30.0% in the second quarter of 2013.
Capital
In July 2013, the Federal Reserve issued a final rule intended to implement the Basel III framework in the U.S., referred to as the Basel III final rule. Provisions of the Basel III final rule become effective under a transition timetable which began on January 1, 2014. On February 21, 2014, we were notified by the Federal Reserve that we completed our Basel III qualification period and would be required to begin using the advanced approaches framework provided in the Basel III final rule in the determination of our risk-based capital requirements. Pursuant to this notification, we used the advanced approaches framework to calculate our regulatory capital ratios beginning with the second quarter of 2014.
For the remainder of 2014, including the second quarter of 2014, the lower of our regulatory capital ratios calculated under the Basel III advanced approach and those ratios calculated under the transitional provisions of Basel III will apply in the assessment of our capital adequacy for regulatory purposes. Once the provisions of the Basel III final rule are fully implemented effective January 1, 2015, the lower of the Basel III regulatory capital ratios calculated by us under the Basel III advanced approach and the Basel III standardized approach will apply in the assessment of our capital adequacy for regulatory purposes.
The following table presents our regulatory capital ratios as of June 30, 2014. Refer to the addendum included with this news release for a further description of these ratios, and for a reconciliation applicable to State Street's tangible common equity, or TCE, ratio presented in the table. All capital ratios presented in the table and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company.

Capital ratios	Basel III Advanced Approach June 30, 2014[1]	Basel III Transitional June 30, 2014[2]
Total capital ratio	16.1%	20.2%
Tier 1 capital ratio	14.1	17.7
Tier 1 common ratio	12.8	16.0
Tier 1 leverage ratio	6.9	6.9

TCE ratio[3]		7.0

1 Total capital, tier 1 capital, tier 1 common and tier 1 leverage ratios as of June 30, 2014 were calculated in conformity with the advanced approaches provisions of the Basel III final rule.
2 Total capital, tier 1 capital, tier 1 common and tier 1 leverage ratios as of June 30, 2014 were calculated in conformity with the transitional provisions of the Basel III final rule. Specifically, these ratios reflect total and tier 1 capital, as applicable (the numerator), calculated in conformity with the provisions of the Basel III final rule and total risk-weighted assets or, with respect to the tier 1 leverage ratio, quarterly average assets (in both cases, the denominator), calculated in conformity with the provisions of Basel I.
3 The tangible common equity, or TCE, ratio is an additional capital ratio that management believes provides context useful in understanding and assessing State Street's capital adequacy. The TCE ratio is not required by GAAP or by banking regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. The TCE ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A reconciliation with respect to the calculation of our TCE ratio as of June 30, 2014 is provided in the addendum included with this news release.
Our tier 1 common ratio as of June 30, 2014, calculated in conformity with the advanced approaches provisions of the Basel III final rule, was 12.8%. Our estimated pro forma Basel III tier 1 common ratios, calculated in conformity with the advanced approaches provisions of the Basel III final rule, were 13.2% as of March 31, 2014 and 10.9% as of June 30, 2013. Our estimated pro forma Basel III tier 1 common ratios, calculated in conformity with the standardized approach in the Basel III final rule, were 11.3% as of June 30, 2014, 11.2% as of March 31, 2014 and 10.0% as of June 30, 2013. Our estimated pro forma tier 1 common ratios are preliminary estimates, calculated in conformity with the advanced approach or the standardized approach (as the case may be) in the Basel III final rule, based on our interpretations of the Basel III final rule as of the respective date of each estimate’s first public announcement.
The advanced approaches ratios (actual and estimated) presented in this news release reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems,” in effect and used by us for those purposes as of the respective date of each ratio’s first public announcement. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and these advanced systems may not accurately represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in these advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect that our advanced systems and our capital ratios calculated in conformity with the Basel III framework will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period.
Refer to the addendum included with this news release for information concerning our pro forma Basel III tier 1 common ratios calculated under the advanced and standardized approaches, and for reconciliations of these estimated pro forma ratios to our tier 1 common ratio calculated under then currently applicable regulatory requirements.

Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation. Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis.
Investor Conference Call
State Street will webcast an investor conference call today, Tuesday, July 22, 2014, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 877/423-4013 inside the U.S. or at +1 706/679-5594 outside of the U.S. The Conference ID is # 58546215.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855/859-2056 inside the U.S. or at +1 404/537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 58546215.
The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $28.40 trillion in assets under custody and administration and $2.48 trillion* in assets under management as of June 30, 2014, State Street operates globally in more than 100 geographic markets and employs 29,420 worldwide. For more information, visit State Street's website at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.
* Assets under management include the assets of the SPDR® Gold ETF (approximately $33 billion as of June 30, 2014), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.
Forward-Looking Statements
This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “expect,” “objective,” “intend,” “plan,” “forecast,” “outlook,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to July 22, 2014.
Important factors that may affect future results and outcomes include, but are not limited to:

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the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

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increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•	the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement the Dodd-Frank Act changes to the Basel III capital framework and European legislation, such as the Alternative Investment Fund Managers Directive and Undertakings for Collective Investment in Transferable Securities Directives, with respect to the levels of regulatory capital we must maintain, our credit exposure to third parties, margin requirements applicable to derivatives, banking and financial activities and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our structure or operating model, increased costs or other changes to how we provide services;

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adverse changes in the regulatory capital ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III capital and liquidity standards, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

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increasing requirements to obtain the prior approval of the Federal Reserve or our other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and equity purchases, without which our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations and those of our clients and our regulators;

•	the results of, and costs associated with, government investigations, litigation and similar claims, disputes, or proceedings;

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delays or difficulties in the execution of our previously announced Business Operations and Information Technology Transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program and may cause volatility of our earnings;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems and their effective operation both independently and with external systems, and complexities and costs of protecting the security of our systems and data;

•	our ability to grow revenue, control expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements;

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changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

•	changes or potential changes in how and in what amounts clients compensate us for our services, and the mix of services provided by us that clients choose;

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our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

•
our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2013 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, July 22, 2014, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.